Exhibit 10.7(b)

Name:	[Name]
Number of Shares subject to Restricted Stock Units:	[•]
Date of Grant:	[Date]

TPG RE FINANCE TRUST, INC.
2017 Equity Incentive Plan
TPG RE FINANCE TRUST, INC. STRONGLY ENCOURAGES YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL ADVISORS WITH RESPECT TO YOUR AWARD AND ITS TAX CONSEQUENCES.
Award Agreement

This agreement (this “Agreement”) evidences an Award granted by TPG RE Finance Trust, Inc. (the “Company”) to the undersigned (the “Awardee”) pursuant to and subject to the terms of the TPG RE Finance Trust, Inc. 2017 Equity Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1. Grant of Award.  The Company grants to the Awardee on the date of grant set forth above (the “Date of Grant”) a Restricted Stock Unit Award (the “Award”) consisting of the right to receive the number of shares set forth above (the “Shares”), in each case subject to adjustment pursuant to Section 6.7 of the Plan in respect of transactions or other events occurring after the date hereof and subject to the vesting terms and other restrictions of this Agreement.
2. Meaning of Certain Terms.  Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.
3. Vesting; Treatment of the Award Upon Cessation of Services.
(a)    Subject to the Awardee continuously providing Services from the Date of Grant through (and including) the applicable vesting date, on each of the vesting dates set forth below, the amount of Shares set forth opposite such vesting date will vest:

Vesting Date	Number
June 30, 2024	[•]
June 30, 2025	[•]
June 30, 2026	[•]
June 30, 2027	[•]

(b)    Notwithstanding the foregoing, (i) the Shares will become immediately vested in full if the Awardee incurs a Disability or upon the cessation of the Awardee’s Services as a result of the Awardee’s death, and (ii) upon the cessation of the Awardee’s Services for all Type I Leaver terminations other than the Awardee’s death or Disability, the Shares will remain outstanding and continue to vest, provided that if (x) the Awardee ceases providing Services due to Retirement and (y) the Awardee dies or incurs a Disability, in each case, following the Awardee’s Retirement, then any Shares that are unvested at the time of such death or the incurrence of such Disability shall become immediately vested in full upon the election of the Awardee or the Awardee’s beneficiary, as applicable, made in accordance with Section 409A of the Code and the Treasury Regulations promulgated thereunder, provided further that if the Awardee engages in any of the activities set forth in Section 1(b) through Section 9 of the Restrictive Covenant Agreement attached hereto as Schedule A, all Shares (whether or not then vested) will immediately terminate and be forfeited. TPG RE (as defined below), as the employer of the Awardee, shall be a third-party beneficiary of this provision and entitled to enforce its terms against such Awardee as if TPG RE were a direct party to this Agreement.
    “TPG RE” means [EMPLOYEE COMPANY]
(c)    Upon the cessation of the Awardee’s Services as a Type II Leaver, except as set forth in Section 3(d) below, any then unvested Shares will immediately terminate and be forfeited, provided that if the Awardee engages in any of the activities set forth in Section 1 through Section 9 of the Restrictive Covenant Agreement attached hereto as Schedule A, all Shares (whether or not then vested) will immediately terminate and be forfeited. TPG RE, as the employer of the Awardee, shall be a third-party beneficiary of this provision and entitled to enforce its terms against such Awardee as if TPG RE were a direct party to this Agreement.
(d)    Upon the cessation of the Awardee’s Services by the Company or its Affiliates for Cause, all Shares (whether or not then vested) will immediately terminate and be forfeited.
(e)    In the event the Awardee has sold or otherwise transferred any vested Shares that are to be forfeited pursuant to Section 3(b), Section 3(c) or Section 3(d) above, the Awardee shall pay to the Company an amount equal to the fair market value of such Shares, as determined by the Committee in its good faith discretion.
4. Payment in Respect of Vested Shares.  The Company shall deliver to the Awardee or his or her Associated Person, if applicable, the Shares (or the relevant portion thereof) as soon as practicable following their vesting, but in any event within 30 days, subject to the terms of the Plan and this Agreement.
5. Dividends, etc.  If any dividends are paid with respect to the Shares, the Awardee shall be entitled to receive a cash bonus with respect to each Share that has not yet been delivered to the Awardee pursuant to Section 4 (whether or not vested) equal to the dividend paid in respect of such Share as soon as reasonably practicable following the payment by the REIT of the dividend, but in any event within 30 days.
6. Transfer of Award.  The Award may not be transferred except as expressly permitted under Section 6.4 of the Plan.
7. Restrictive Covenants.  The Awardee expressly acknowledges and agrees that as a condition of receiving the Award, the Awardee will be bound by the Restrictive Covenants Agreement attached hereto as Schedule A, and that a breach of such agreement by the Awardee may result in the Committee or TPG RE terminating any portion of the Award in the case of a Type I Leaver, terminating all of the Award (whether or not vested) in the case of a Type II Leaver and otherwise taking any action permitted by the Plan.  TPG RE, as the employer of the Awardee, shall be a third-party beneficiary of this provision and entitled to enforce its terms against such Awardee as if TPG RE were a direct party to this Agreement.
8. Withholding.  The Awardee expressly acknowledges and agrees that the Awardee’s rights to receive the Shares or any other amounts payable hereunder are subject to the Awardee’s promptly paying to the Company or the Manager (or its applicable employing Affiliate) in cash (or by such other means as may be acceptable to the Committee in its discretion) at such time as withholdings are due, all federal, state, local or other taxes required to be withheld, if any.  No Shares will be delivered to the Awardee unless and until the Awardee or his or her Associated Person, as applicable, has remitted to the Company or the Manager (or its applicable employing Affiliate) an amount sufficient to satisfy any required withholdings.  Unless otherwise requested in writing at least three business days in advance of the date on which the Shares become vested, the Committee or its designee shall hold back Shares otherwise deliverable to the Awardee to cover any required withholdings.  If shares of Common Stock are used to pay all or part of such withholding tax obligation, the number of shares of Common Stock which may be withheld, surrendered, or reduced shall be limited to the number of shares of Common Stock which have a Fair Market Value on the date of withholding, surrender, or reduction equal to the aggregate amount of such liabilities based on the greatest statutory withholding rates for federal, state, foreign, and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to such Award, as determined by the Committee.  Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Awardee.
9. Compliance with Applicable Law.  The Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of shares of Common Stock hereunder, the shares of Common Stock subject to the Award shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.
10. Effect on Services.  The grant of the Award will not give the Awardee any right to continued Services with the Company, TPG RE or any of its Affiliates, affect the right of the Company, TPG RE or any of its Affiliates to discharge or discipline such Awardee at any time, or affect any right of such Awardee to terminate his or her Services at any time.
11. Governing Law.  This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Maryland without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
12. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Awardee or by the Company forthwith to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on all parties.
13. Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Awardee and his or her heirs, executors, administrators, successors, and assigns.
14. Notices.  All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to TPG RE Finance Trust, Inc., Attn: Secretary, at 888 Seventh Avenue, 35th Floor, New York, New York, 10106, and if to the Awardee, to the last known mailing address of the Awardee contained in the records of the Company or the Manager. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mail or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
15. Partial Invalidity.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
16. Amendment and Waiver.  The provisions of this Agreement may be altered, amended or waived by the Committee at any time; provided, however, that no such Committee action may materially and adversely affect the rights of the Awardee without the Awardee’s consent. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect, or enforceability of this Agreement.
17. Counterparts.  This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.
18. No Shareholder Rights. The Award granted pursuant to this Agreement does not and shall not entitle the Awardee to any rights of a holder of Shares prior to the date that Shares are issued to the Awardee in settlement of the Award pursuant to Section 4 of this Agreement. The Awardee’s rights with respect to the Award shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Award lapse in accordance with Section 3, or as otherwise provided in Sections 3(c), (d) and (e).
19. Section 409A. It is intended that the Award granted hereunder is intended to and shall be construed to comply with Section 409A of the Code. For purposes of any payment to be made to the Awardee under this Award that subject to Section 409A of the Code, references in this Agreement or the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of the Award is designated as a separate payment. Notwithstanding anything in this Agreement or the Plan to the contrary, if the Awardee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Award that is “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Awardee’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Awardee prior to the date that is six (6) months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.
For the avoidance of doubt, the provisions of this Agreement and the Plan shall apply to the Award, including without limitation the vesting (if any) of the Award, notwithstanding any provision relating to the vesting or other treatment of equity-based awards of the Company or its Affiliates contained in any other agreement between the Awardee and the Company or any Affiliate of the Company.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

Company:		TPG RE FINANCE TRUST, INC.

By:
Name: Matthew Coleman
Title: President

Awardee:
Name: [Name]
Address:

Signature Page to
Restricted Stock Unit Award Agreement

Schedule A

Restrictive Covenants Agreement
This “Agreement” is effective as of the Date of Grant set forth in the Award Agreement (the “Award Agreement”) to which this Agreement is Schedule A and is entered into by and between the Company (as defined below) (on its own behalf and on behalf of its Affiliates, together “TPG”) and the Covered Person (as defined below). Each capitalized term that is used but not defined in this Agreement shall have the meaning ascribed to it in the TPG Inc. 2021 Omnibus Incentive Plan.
1.Non-Compete. The Covered Person agrees that TPG would likely suffer significant harm from the Covered Person’s competing with TPG during the period such Covered Person provides Services (as defined below) and for some period of time thereafter. Accordingly, the Covered Person agrees that while he or she provides Services and during the Restricted Period (as defined below) for the Covered Person, the Covered Person shall not (a) associate (directly or indirectly) as an employee, partner, officer or director (or pursuant to any other arrangement to provide services customarily performed by an employee, partner, officer or director), with any Competitor (as defined below) or any Competitor’s affiliates or (b) solicit, induce, persuade or entice (by written, oral or any other means), any Portfolio Company (as defined below) or prospective Portfolio Company or any investor or prospective investor in any Fund (as defined below) or any affiliate of any of the foregoing whose identity became known to such Covered Person in connection with such Covered Person’s provision of Services, to transact business with another Person or to reduce or refrain from doing any business with any Covered Entity (as defined below), in each case unless (i) such Covered Person has advised the Company in writing in advance of such Covered Person’s desire to undertake such activities and the specific nature of such activities and (ii) the Company, in its sole discretion, has approved in writing such activities, subject to any reasonable conditions the Company may impose, including (x) the Company has received written assurances (that will be designed, among other things, to protect the goodwill, Confidential Information (as defined below), investor and operating partner relationships and other important commercial interests) from the Competitor and Covered Person that are, in the Company’s sole discretion, applicable and adequate to protect the interests of the Covered Entities and (y) the Covered Person and the Competitor adhere to such assurances.
2.Confidentiality. The Covered Person agrees that he or she shall not at any time disclose, without the prior written consent of the Company, any information (whether oral or written) with respect to, or any matter relating to, the Covered Entities, including trade secrets, proprietary information, and any and all reports, data, interpretations, forecasts, records, analyses, compilations, studies, or pipeline information known to such Covered Person or other documents prepared by or provided to such Covered Person in connection with such Covered Person’s provision of Services or in connection with any existing or contemplated transaction or investment related activities of any Covered Entity (whether or not such information was prepared by or provided to such Covered Person in his or her capacity as a Covered Person or in connection with such Covered Person’s provision of Services) and Work Product (as defined below) (the “Confidential Information”); provided that the Covered Person may disclose any such Confidential Information to the extent (a) it has become generally available to the public through no breach by the Covered Person, (b) it may be required or appropriate in any report, statement or testimony submitted to any municipal, state or national (including foreign) regulatory body having or claiming to have jurisdiction over the Covered Person, (c) it may be required or appropriate in response to any summons or subpoena or, in connection with any litigation or (d) it may be required in order to comply with any law, order, regulation or ruling applicable to the Covered Person; and provided further that, in each case of potential disclosure under clauses (b) through (d), the Covered Person agrees to provide the Company with prompt written notice of such potential disclosure so that the Company may seek an appropriate protective order or other appropriate remedy. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit the Covered Person from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require the Covered Person to comply with the notification requirement in the preceding sentence with respect to any such reporting. In making any such report, however, the Covered Person is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice, that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, the Covered Person shall not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed under seal in a lawsuit or proceeding. Notwithstanding this immunity from liability, the Covered Person acknowledges that the Covered Person may be held liable if he or she unlawfully accesses trade secrets by unauthorized means. The confidentiality provisions of this Agreement shall survive as to any Covered Person withdrawing or otherwise removed from the Company.
3.Employee Non-Solicitation. While the Covered Person provides Services and for the Non-Solicitation Period (as defined below), the Covered Person shall not (whether on the Covered Person’s own behalf or on behalf of any other person, whether directly or indirectly and whether or not for compensation) Solicit for Employment (as defined below), hire or engage (or endeavor to Solicit for Employment, hire or engage) any person who is or was (as applicable) an employee, partner or consultant of a Covered Entity at the time of such solicitation for employment, hiring or engagement or at any time during the six months immediately prior to such Solicitation for Employment, hiring or engagement.
4.Non-Disparagement. The Covered Person shall not at any time make negative, derogatory or disparaging comments regarding any Covered Entity or any of their respective businesses, current or former equity holders, directors, officers, employees, agents, clients, investors or any other person affiliated with them, whether individually or in their official capacities. The Covered Person shall not engage in any conduct or communications with the intent or that has the effect of disparaging any Covered Entity or any of their respective businesses, current or former equity holders, directors, officers, employees, agents, clients, investors or any other person affiliated with them, whether individually or in their official capacities.
5.Work Product is Property of TPG. In consideration of the promises and undertakings of TPG in this Agreement, the Covered Person agrees that all Work Product of the Covered Person shall be the sole and exclusive property of the Company (or other applicable Covered Entity as the Company may agree), and is hereby irrevocably assigned to the Company or its designee, regardless of whether (a) such Work Product was conceived, made, developed or worked on during regular hours of the Covered Person’s provision of Services or during time away from any such provision of Services, (b) the Work Product was made at the suggestion of a Covered Entity, or (c) the Work Product was reduced to drawing, written description, documentation, models or other tangible form. Without limiting the foregoing, the Covered Person acknowledges that all original works of authorship that are made by the Covered Person, solely or jointly with others, within the scope of the Covered Person’s Services, if any, and that are protectable by copyright law are “works made for hire,” as that term is defined in the U.S. Copyright Act (17 U.S.C., Section 101), and are therefore owned by the Company, from the time of creation. The Covered Person agrees to, and does hereby, transfer, and set over, to the Company or its designee, all of his or her rights, title and interests throughout the world in and to all Work Product, without the necessity of any further compensation, and agrees that the Company is entitled to obtain and hold in its own name all patents, copyrights and other rights in respect of all Work Product. The Covered Person agrees to (i) cooperate with the Company, both while a Covered Person and thereafter, in obtaining patents or copyrights or other intellectual property protection for all Work Product; (ii) execute, acknowledge, seal and deliver all documents tendered by the Company to evidence the Company’s ownership thereof throughout the world; and (iii) cooperate with the Company in obtaining, defending and enforcing the Company’s rights therein. The Covered Person represents that there are no other contracts to assign inventions or other intellectual property that are now in existence between the Covered Person and any other person (other than the Company). In addition, the Covered Person shall not be entitled to disclose, and use for his or her benefit, information regarding the track record of investment transactions with respect to any Covered Entity. Nothing set forth herein shall limit in any way the rights of the Company or its designee to the investment track record of the Covered Entities. “Work Product” shall include all ideas, works of authorship, inventions, business methods and other creations, whether or not patentable, copyrightable or subject to other intellectual property protection, that are made, conceived, developed or worked on in whole or in part by the Covered Person, whether alone or with others that relate in any manner whatsoever to the business, existing or anticipated, of the Covered Entities or any other business or research or development effort in which any Covered Entity engages. Work Product includes any material previously conceived, made, developed or worked on prior to the date of the Covered Person’s admission to the Company, including, for the avoidance of doubt, any material previously conceived, made, developed or worked on while the Covered Person provided Services prior to the date of the Covered Person’s admission to the Company.
6.Non-Publicity. The Covered Person agrees that while providing Services and following termination, except in the course of the performance of the Covered Person’s duties and responsibilities, the Covered Person shall not prepare or assist any person or entity in the preparation of any books, articles, radio broadcasts, electronic communications, television or motion picture productions or other creations, concerning any Covered Entity or any of their respective businesses, current or former equity holders, directors, officers, employees, agents, clients, investors or any other person affiliated with them.
7.Scope. The Covered Person acknowledges that he or she has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him or her pursuant to this Agreement. The Covered Person agrees that said restraints are necessary for the reasonable and proper protection of TPG, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.
8.Limitations. If the provisions of this Agreement are ever deemed by a court to exceed the limitations permitted by applicable law, the Covered Person and TPG agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law. The provisions of this Agreement are severable, and no breach of any provision of this Agreement, or any other claimed breach of contract or violation of law, shall operate to excuse the Covered Person’s obligation to fulfill the requirements of this paragraph 8.
9.Injunctive Relief. It is impossible to measure in money the damages that will accrue to TPG if the Covered Person breaches any of the covenants provided in this Agreement. If the Covered Person breaches any such covenant, TPG shall be entitled to an injunction restraining the Covered Person from violating such covenant (without posting any bond). If TPG shall institute any action or proceeding to enforce any such covenant, the Covered Person hereby waives the claim or defense that TPG has an adequate remedy at law and agrees not to assert in any such action or proceeding with the claim or defense that TPG has an adequate remedy at law. The foregoing shall not prejudice TPG’s right to require the Covered Person to account for and pay over to TPG, and the Covered Person hereby agrees to account for and pay over to TPG, the compensation, profits, monies, accruals or other benefits derived or received by the Covered Person as a result of any transaction constituting a breach of any of the covenants provided in this Agreement.
10.Attorneys’ Fees. If a Covered Person breaches any of the covenants provided in this Agreement, TPG shall be entitled to recover from the Covered Person all expenses, including attorneys’ fees, incurred by TPG in enforcing such covenants.
11.Governing Law; Submission to Jurisdiction. Notwithstanding any provision in the Award Agreement to the contrary, the Covered Person’s covenants, restrictions and representations set forth in this Schedule A shall be construed according to the laws of the State of New York without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under the terms of this Schedule A, the parties hereby consent to the jurisdiction, forum and venue of the state and federal courts located in New York, New York; provided, however, that the parties acknowledge and agree that each member of TPG shall also be entitled to enforce the terms of this Schedule A in any other court of competent jurisdiction.
12.Definitions.
“Company” shall mean [EMPLOYEE COMPANY].
“Competitor” shall mean any business that materially competes, during the period of time that the Covered Person is providing Services, with the Company Group, including any business that any of member of the Company Group is actively considering conducting at the time of the Covered Person’s Termination Date, so long as the Covered Person knows or reasonably should have known about such plans, in any geographical or market area where any member of the Company Group provides, or is actively considering providing, products or services; provided that, notwithstanding anything herein to the contrary, no Portfolio Company shall be considered a “Competitor” and each entity set forth on Schedule I hereto (and each such entities’ Affiliates) shall be considered a “Competitor.”
“Covered Entity” shall mean all members of the Company Group, any Portfolio Company, any Fund and any Affiliates of the foregoing.
“Covered Person” shall mean the Participant designated on the Award Agreement.
“Fund” shall mean any fund, pooling vehicle or separate account that is managed or established by any member of the Company Group (whether individually or together with any other Person).
“Non-Solicitation Period” shall mean, with respect to the Covered Person, the period commencing on the date on which the Covered Person’s Services are terminated and ending on the date that is eighteen (18) months following the date on which the Covered Person’s Services are terminated.
“Portfolio Company” shall mean any Person (that is not a member of the Company Group or a Fund) in which any member of the Company Group or a Fund has an investment or holds an interest, whether direct or indirect.
“Restricted Period” shall mean, with respect to a Covered Person, the period commencing on the Termination Date and ending on the date that is the number of months following the Termination Date, determined by reference to the following table (based on whether such Covered Person was a TPG Partner (as defined below), a TPG Managing Direct/Business Unit

Partner (as defined below), a TPG Specified Person (as defined below) or otherwise as of the Termination Date and whether such Covered Person was a Type 1 Leaver (as defined below) or a Type 2 Leaver (as defined below)):

	Type 1 Leaver	Type 2 Leaver
TPG Partner	6 months	18 months
TPG Managing Director/Business Unit Partner	3 months	12 months
TPG Specified Person	0 months	6 months
Other	0 months	3 months

“Services” shall mean the performance of services by an individual as an employee or other service provider to TPG.
“Solicit for Employment” shall mean, with respect to any Person, to solicit, induce, persuade or entice (by written, oral or any other means) a second Person to (a) reduce, impair or terminate their employment, consulting or similar relationship with a third Person or (b) enter into an employment, consulting or similar relationship with the first Person. “Solicitation for Employment” shall have a corresponding meaning.
“TPG Managing Director/Business Unit Partner” shall mean, as of any date of determination, any Covered Person who, as of such date of determination, is (i) a “managing director” or equivalent or higher title of the Company Group (including a “business unit partner”) and (ii) not a TPG Partner. Equivalent or higher titles to “managing director” shall be those reasonably determined by the Company.
“TPG Partner” shall mean, as of any date of determination, any Covered Person who, as of such date of determination, is a “firm partner” or equivalent title of the Company Group.
“TPG Specified Person” shall mean, as of any date of determination, any Covered Person who, as of such date of determination, is (i) a “director” or equivalent or higher title of the Company Group (including a “principal”) and (ii) not a TPG Partner or TPG Managing Director/Business Unit Partner. Equivalent or higher titles to “director” shall be those reasonably determined by the Company.
“Type 1 Leaver” shall mean any Covered Person whose Services were terminated by a member of the Company Group for any reason other than for Cause.
“Type 2 Leaver” shall mean any Covered Person whose Services were terminated by such Covered Person for any reason (including resignation or retirement) or by a member of the Company Group for Cause or conduct constituting Cause. In addition, any Covered Person whose Services are terminated that is not a Type 1 Leaver shall be deemed to be a Type 2 Leaver.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as set forth above.
On behalf of the Company:

__________________________________
Name: Martin Davidson
Title: Authorized Signatory

Agreed and acknowledged as of the Date of Grant:

___________________________________
(Participant’s signature)
Signature Page

Schedule I

Competitors

Acore Capital
Affinius Capital (successor to Square Mile)
Apollo
Bain
Blackstone
Blackrock
Brookfield Asset Management
Carlyle
Digital Bridge (formerly known as Colony Capital)
Fortress

KKR
Ladder Capital
Lone Star
Oaktree
Prime Finance
Safehold Inc. (successor to iStar, Inc.)
Starwood
STWD

LoanCore
Mesa West (acquired by Morgan Stanley Asset Management)
Walton Street
Granite Point
PIMCO
PCCP

Schedule I